RESOLUTION OF THE BOARD OF DIRECTORS

                                       OF

                            AutoFund Servicing, Inc.
                              A Nevada Corporation



I, R.D. Fritzler, being the director of AutoFund Servicing, Inc., formally known as Sphinx Industries, Inc., (the Corporation), having been appointed a replacement in my stead, or having notified the stockholders and other directors of th4e Corporation, do hereby resign my position, and give up all rights and privileges afforded the position.













Dated as of July 11, 2000



                                                 Original Signature of file
                                                 --------------------------
                                                 Richard Fritzler, Director